Exhibit 10.11

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (the "Agreement") is made as of April 16, 2012 (“Effective Date”), by and between Thwapr, Inc. (the “Company”) and Nymyx Asset Management, Inc. (the "Contractor"). For services to begin on April 16, 2012.

In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.     Services. Contractor agrees to provide the services (“Services”) and to abide by the schedule both of which are set forth in Exhibit A, annexed hereto.

2.     Term and Termination. This Agreement shall commence on the date set forth above and continue until completion of the Services, unless prior terminated in accordance with the provisions of Section 11.1. The minimum Term (“Minimum Term”) for this Agreement is six (6) months commencing on April 16, 2012 and concluding on October 15, 2012. Either party may terminate this agreement in writing at any time with one week notice.

3.     Compensation for Services. Contractor shall be compensated in accordance with the terms set forth in Exhibit A, annexed hereto.

4.     Not an Employee. It is understood and agreed that Contractor shall perform the Services as an independent contractor. Contractor shall not be deemed to be an employee, partner, agent of or joint venturer with Company. Contractor shall have no authority, either express or implied, to enter into any written or oral agreements or contracts on behalf of Company, or to otherwise bind Company in any way to any such agreement, contract or other obligation to any third party. The manner, means and methods used to perform the Services shall be in accordance with Contractor's sole discretion and independent judgment. Contractor warrants that: (a) Contractor's Services are provided on a nonexclusive basis, (b) Contractor makes similar services available to the general public, and (c) Contractor is free to perform these services for clients other than Company to an extent not inconsistent with Contractor's responsibilities under this Agreement. Contractor shall not do anything that creates the impression or suggests to a third party that Contractor is an employee of Company. Contractor must not sign any document in the name of or on behalf of Company, or otherwise incur liability on behalf of Company. If a third party presents Contractor with a document for signature, or asks Contractor to prepare and sign a document, Contractor must immediately notify Company. Company agrees that it has granted the Contractor permission to represent himself publicly (verbally, written and electronically i.e. email signature, LinkedIn and otherwise) by the title of Director of Business Development for the purpose of providing full time Services to the Company, promoting the Company and conducting business on behalf of the Company during the term of this agreement. Contractor will provide a biography to be used in conjunction with public announcements on or before June 5, 2011.

1

5.       Benefits; Insurance; Tax Liability

5.1     Benefits and Taxes. The parties acknowledge and agree that Contractor is not entitled to any employee benefits. Contractor is solely responsible for Contractor’s benefits and Company will make no deductions from any of the payments due to Contractor for state or federal tax purposes.

5.2     Insurance. Contractor is solely responsible for workers compensation insurance and any other insurance that is required for the performance of the Services.

5.3     Payments. Contractor accepts sole responsibility and liability for any and all taxes or other payments due as a result of payments by Company or Contractor under this agreement.

6.       Representations and Warranties

6.1     Original Development. Contractor represents and warrants that all work performed for or on behalf of Company, and all work products produced thereby, will not knowingly infringe upon or violate any patent, copyright, trade secret, or other property right of any former employer, client, or any other third party.

6.2     Warranty of Expertise. Contractor represents and warrants that Contractor is highly skilled and experienced in providing the Services required hereunder. Contractor acknowledges that Company is relying on Contractor’s skill and expertise in the foregoing for the performance of the Services, and agrees to notify Company whenever Contractor does not have the necessary skill and experience to fully perform hereunder.

6.3     Other Agreements. Contractor represents and warrants that Contractor’s signing of this Agreement and the performance of consulting Services hereunder is not and will not be in violation of any other contract, agreement or understanding to which Contractor is a party.

7.       Indemnification

7.1     Contractor shall indemnify and hold Company and its members, employees, successors and assigns harmless from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable outside counsel fees, arising out of any breach or alleged breach by Contractor of any warranty, representation or agreement made by it in this Agreement, or as the result of Contractor’s failure to obtain any insurance coverages which might reasonably be needed and/or required in the course of performing the services. The provisions of this Section shall survive the termination of this Agreement.

7.2     Company shall indemnify and hold Contractor harmless from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable outside counsel fees, arising out of any breach or alleged breach by Company of any warranty, representation or agreement made by it in this Agreement. The provisions of this Section shall survive the termination of this Agreement.

2

7.3     In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its own expense, assist in the defense if it chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

8.       Noncircumvention.

8.1     Non-Solicitation of Company Employees. During the Term and for a period of one (1) year thereafter Contractor will not, directly or indirectly, solicit, recruit or hire any Company employee to work for Contractor, or for any party other than Company, or engage in any activity that would cause any Company employee to violate any agreement with Company.

8.2     Non-Interference With Company Client & Suppliers. During the Term and for a period of one (1) year thereafter, Contractor will not entice or induce any Company client or supplier to cease doing business with Company.

9.       Protection of Confidential Information.

9.1     Confidential Information. “Confidential Information” means all trade secrets and confidential and proprietary information relating to Company, including, without limitation: (a) client confidential information; (b) supplier and client lists, supplier and client specific information, and vendor lists; (c) planning data and selling and marketing strategies; (d) product and process designs, formulas, processes, plans, drawings, concepts, techniques, systems, strategies, software programs and works of authorship; (e) manufacturing and operating methods; (f) research and development data and materials, including those related to the research and development of products, materials or manufacturing and other processes; (g) financial and accounting information, financial and accounting records, pricing information, projects, budgets, projections and forecasts; (h) all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, databases, algorithms, computer programs and other software, know-how, trade secrets, proprietary processes and formulae, inventions, trade dress, logos, design and all documentation and media constituting, describing or relating to the above; and (i) other information with respect to Company, which, if divulged to Company’s competitors, would impair Company’s ability to compete in the marketplace.

9.2     Protecting Confidential Information. Both during and after the termination of Contractor’s duties, Contractor agrees to preserve and protect the confidentiality of the Confidential Information and all its physical forms, whether it became known to him, her or it before or after this Agreement is signed. In addition, Contractor agrees not to (a) disclose or disseminate Confidential Information to anyone, including Company employees who lack a need to know; and (b) use Confidential Information for his, her, its or any third party’s benefit.

3

9.3     Insider Trading. Contractor shall not engage in, or induce others to engage in, illegal insider trading as prohibited by federal and state securities laws. The term “insider trading” includes, but is not limited to, buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Contractor agrees to comply with all Company policies relating to insider trading that may be in effect.

9.4     Injunctive Relief. Contractor agrees that in the event Contractor breaches or threatens to breach the provisions of this section, such breach or threatened breach would cause irreparable harm to the Company, and the Company would be entitled to injunctive and other equitable relief, in addition to any other right or remedy available, to prevent such breach or to remedy an actual breach. No bond or other security shall be required in obtaining such equitable relief.

9.5     Exclusions. The foregoing obligations will not apply to any information that Contractor can establish to have (a) become known to Contractor prior to having received such information from Company; (b) been given to Contractor by a third party who is not obligated to maintain confidentiality; (c) been disclosed under operation of law, except that Contractor will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed, or to avoid or minimize the extent of such disclosure; or (d) been disclosed by him, her or it with Company’s prior written approval.

10.       Rights to Work Product

10.1     Disclosure. Contractor agrees to promptly disclose to Company all work products developed in whole or in part by Contractor within the scope of this Agreement with Company ("Work Product") including but not limited to: any literary works, musical works, sound recordings, audiovisual works, artwork, graphics, software code, databases, or any concept, idea, or design relating thereto; and all flow charts, systems design, documentation, manuals, letters, pamphlets, drafts, memoranda, and other documents, writings, or tangible things of any kind relating thereto.

10.2     Ownership and Assignment of Rights. All Work Product created by Contractor on behalf of the Company during the term of this agreement shall belong exclusively to Company and shall, to the extent possible under law, be considered a “work-made-for-hire” for Company within the meaning of Title 17 of the United States Code. To the extent the Work Product is not a work-made-for-hire, Contractor hereby assigns to Company all rights to such Work Product, including, but not limited to, rights to all inventions, data, discoveries, designs, creations, technology, improvements, copyrights, trade secret rights, trademarks and other industrial and intellectual property rights and applications thereof, in the United States and elsewhere. Contractor authorizes Company as his duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority. Contractor agrees to execute all documents reasonably requested by Company together with assignments thereof to confirm Company’s ownership thereof and to provide all reasonable assistance to Company in perfecting or protecting Company's rights in such Work Product.

4

11.       Termination.

11.1      Procedure. Either party may terminate the Agreement at any time. So long as Contractor is not in breach of this Agreement, upon the termination or expiration of this Agreement, Company shall pay all substantiated unpaid and outstanding fees owed to Contractor for services performed on behalf of Company through the effective date of termination or expiration of this Agreement. If the Company decides to terminate this Agreement for any reason prior to the completion of the Minimum Term as noted in Section 2 of this Agreement, then the Company agrees to pay the Contractor all outstanding fees owed equal to the total Contractor’s Fee as noted in the Schedule A Section VI for the complete Minimum Term less any fees paid (excluding expenses) during the Minimum Term within seven (7) days of Contractor submitting an invoice for the outstanding Contractor’s Fee due.

11.2      Duty Upon Termination of Services. Upon termination of the relationship with Company for any reason, or at any time upon request of Company, Contractor agrees to deliver to Company all materials of any nature which are in Contractor’s possession or control and which are or contain confidential Company information, or which are otherwise the property of Company or of any Company customer, including, but not limited to: writings, designs, documents, records, data, memoranda, tapes, disks or notes. All covenants and obligations of this Agreement shall survive the termination of this Agreement.

12.       Miscellaneous

12.1     Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement of the parties, supercedes all other agreements between the parties concerning the subject matter hereof, and no other statement forms any part of the basis of this Agreement. This Agreement cannot be changed without the express written consent of the parties hereto. The waiver or unenforceability of any term of this Agreement shall not render unenforceable any other term. The waiver of any term of this Agreement shall not prohibit the future enforcement of such term.

12.2     Subcontracting and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and any successors or permitted assigns and shall remain enforceable on the original parties. The rights and obligations to which this agreement gives rise may not be subcontracted, transferred or assigned by Contractor, in whole or in part.

12.3     Notices. Notices, and other communications required to be given hereunder, shall be effective when sent by either party by registered or certified mail to the other party at the address set forth above or to such other address as one party may from time-to-time designate by written notice to the other.

12.4     Headings and Gender. The headings in this Agreement are solely for the convenience of the parties, and are not intended to and do not limit, construe or modify any of the terms and conditions hereof. Words and phrases used herein in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender, unless the context requires otherwise.

5

12.5     Governing Law; Submission to Jurisdiction. The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties under this Agreement shall be governed by the internal laws of the State of New York, without regard to conflicts of law rules. The parties hereto agree that the state and federal courts sitting in the State and County of New York shall be the proper forums for any legal controversy arising out of or in connection with this Agreement, and the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of such courts for such purposes and to venue therein. If Contractor is not a resident of New York, Contractor waives the personal service of any and all process upon it, and agrees that all such service or process may be made by certified or registered mail, return receipt requested, addressed to Contractor.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Thwapr, INC.	CONTRACTOR

/s/ Ron Singh	/s/ Gregory Barnham
Ron Singh	Gregory Barnham
CEO	Nymyx Asset Management, Inc.

6

EXHIBIT A

Attached to and made a part of the Independent Contractor Agreement between Thwapr, Inc. (“the Company”) and Nymyx Asset Management, Inc. (“Contractor”) dated April 16, 2012. For Services to begin on April 16, 2012.

I.     Services/Scope of Work. Contractor shall provide the Services set forth in this Exhibit, or any Project Schedule attached hereto, in accordance with the acceptance procedures and other terms and conditions set forth in the Agreement. Contractor agrees to use Contractor’s best efforts to perform the Services according to this Agreement and its Schedules. Contractor shall perform such Services at such times and places and in such manner as the Company may from time-to-time reasonably direct.

Contractor agrees to make best efforts during the Minimum Term for business development advisory services.

1. Contractor’s Fee: Contractor’s Fee is 10,000,000 shares of common stock, with such stock to be registered with the Securities & Exchange Commission as soon as is practical

2. Expenses: Company agrees to reimburse all reasonable business expenses incurred by Contractor in connection with performing the Services. Company will reimburse Contractor within fifteen (15) business days of receipt an associated expense report. Consultant will obtain pre- approval in writing or email from Company before incurring expenses that are in excess of $100.

Initialed: _____      ______

Dated: April 16, 2012

7